EXHIBIT

CONSENT OF EXPERT

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Entrée Gold Inc. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

I hereby consent to the use of and reference to my name as a Qualified Person for Sections “General Development of the Business, Five Year History”, “Description of the Business, Lookout Hill Property” and “Interest of Experts” in the Company’s Annual Information Form for the year ended December 31, 2007 , Effective Date March 27 2008, and in the 40-F.

Sincerely,

“Signed and sealed”

Name:

Scott Jackson, MAusIMM
Title:

Principal Consultant and Director

Company: Quantitative Group Pty Ltd.

Date:

March 27, 2008